(BW)(BUFFETS HOLDINGS) Buffets Holdings, Inc. Reports Fourth Quarter Same Store Sales Results and Announces Conference Call to Discuss Operating Results for Fiscal Year 2005

EAGAN, Minn. — (BUSINESS WIRE) — July 28, 2005 — Buffets Holdings, Inc. (“Buffets Holdings”), the parent of Buffets, Inc. (“Buffets”), reported a same store sales increase of 1.3% for the fourth quarter of its 2005 fiscal year (the twelve-week period ended June 29, 2005) as compared to the comparable prior year period. However, it expects earnings before interest, taxes, depreciation and amortization (“EBITDA”) to fall somewhat below prior expectations, primarily as a consequence of a $3.6 million non-cash charge for fair market adjustments to the carrying value of certain long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets,” a $1.0 million charge related to store closures and asset disposals, and a $0.4 million charge for executive severance.

Buffets Holdings also announced that it would be conducting a conference call to discuss operating results for its quarter and fiscal year ended June 29, 2005 on Thursday, August 25, 2005, at 11:00 a.m. (Eastern). You may access this call starting at 10:45 a.m. (Eastern). The conference phone number will be 1-888-228-7864 and the conference ID number will be 8152784. The conference call leader will be Roe Hatlen, Chief Executive Officer, of Buffets Holdings.

In consideration of your fellow participants, Buffets Holdings requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, September 2, 2005 at 6:00 p.m. (Eastern). Playback can be reached by dialing 1-800-642-1687 and requesting conference ID number 8152784.

Buffets currently operates 355 restaurants in 33 states comprising of 346 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 18 buffet restaurants in seven states.

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, fourth quarter 2005 same store sales and EBITDA guidance, to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K which was filed with the Securities and Exchange Commission on September 28, 2004. The statements in this release reflect Buffets Holdings’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACTS:

Buffets Holdings, Inc., Eagan, MN
R. Michael Andrews, Jr., Chief Operating Officer (651) 365-2626, or
Don Van der Wiel, Vice President, Finance (651) 365-2789